Exhibit 10.49

PINNACLE FINANCIAL PARTNERS, INC.
Named Executive Officer Compensation Summary

The following table sets forth the current base salaries paid to the Chief Executive Officer and the five other named executive officers of Pinnacle Financial Partners, Inc. (the “Company”).  None of these executive officers received a cash incentive award for 2011 performance.

Executive Officer	Current Base Salary

M. Terry Turner - CEO	$712,000
Robert A. McCabe, Jr. - Chairman of the Board	$676,000
Hugh M. Queener - CAO	$342,000
Harold R. Carpenter - CFO	$342,000
Joseph Harvey White - Chief Credit Officer	$258,000

In addition to their cash base salaries, these executive officers are also eligible to:

•	Receive salary stock units payable each pay period which are settled in shares of the Company's common stock.
•
Participate in the Company's equity incentive programs, which currently involves the award of restricted stock pursuant to the Company's 2004 Equity Incentive Plan; provided, however, that awards of restricted stock must comply with the limitations on such awards established in the interim final rule on executive compensation and corporate governance issued by the United States Treasury (the “U.S. Treasury”) on June 15, 2009 (the “IFR”) and applicable to participants in the Capital Purchase Program (the “CPP”) of the United States Treasury under the Troubled Assets Relief Program (“TARP”); and

•	Participate in the Company's broad-based benefit programs generally available to its employees, including health, disability and life insurance programs and the Company’s 401k plan.

Additionally, Messrs. Turner, McCabe and Queener receive a monthly car allowance.

For as long as the U.S. Treasury owns any debt or equity securities of Pinnacle Financial issued in connection with the CPP, Pinnacle Financial will be required to take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply in all respects with Section 111(b) of the Emergency Economic Stabilization Act of 2008, and the regulations issued and in effect thereunder as of the closing date of the sale of the preferred shares to the U.S. Treasury, as modified by the IFR. This means that, among other things, while the U.S. Treasury owns debt or equity securities issued by Pinnacle Financial in connection with the CPP, Pinnacle Financial must:

•	Ensure that the incentive compensation programs for its senior executive officers do not encourage unnecessary and excessive risks that threaten the value of Pinnacle Financial;

•
Implement a required clawback of any bonus or incentive compensation paid to Pinnacle Financial’s senior executive officers and next twenty most highly compensated employees based on materially inaccurate financial statements or any other materially inaccurate performance metric;

•	Not make any bonus, incentive or retention payment to any of Pinnacle Financial’s five most highly compensated employees, except as permitted under the IFR;

•	Not make any “golden parachute payment” (as defined in the IFR) to any of Pinnacle Financial’s senior executive officers or five next most highly compensated employees; and

•	Agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of Pinnacle Financial’s senior executive officers.

The foregoing information is summary in nature.  Additional information regarding the named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2012 annual meeting of the Company’s stockholders.